Exhibit 99


Lexmark  International  expects  fourth-quarter   earnings  to  exceed  previous
guidance

 -- Company also provides preliminary outlook for the first quarter of 2003 --

Lexington, Ky., Jan. 9, 2003 - Lexmark International, Inc. (NYSE: LXK) announced today that it expects a fourth-quarter 2002 year-over-year revenue growth rate of 5 to 6 percent and earnings per share of 88 to 90 cents, which includes a 3 cent benefit from the reversal of previously accrued restructuring charges. On Oct. 21, 2002, the company provided guidance for a year-over-year revenue growth rate in the low- to mid-single digits, and earnings per share in the range of 70 to 80 cents.

For the first quarter of 2003, the company currently expects earnings per share to be in the range of 62 to 72 cents, compared to the 53 cents per share reported in the same period a year ago.

The company will have no further comment on its fourth-quarter results or first-quarter guidance until its scheduled earnings announcement on Thursday, Jan. 23, 2003. A conference call is scheduled for that day at 8:30 a.m. EST. The live audio broadcast and replay can be easily accessed from Lexmark's investor relations Web site at http://investor.lexmark.com. Shortly after the call, a replay will be available by dialing 877-519-4471, code 3655937.

About Lexmark
Lexmark International, Inc. is a leading developer, manufacturer and supplier of printing solutions -- including laser and inkjet printers, multifunction products, associated supplies and services -- for offices and homes in more than 150 countries. Founded in 1991, Lexmark reported more than $4.1 billion in revenue in 2001, and can be found on the Internet at www.lexmark.com.

                                       ###

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective holders.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, the impact of competitors' products, aggressive pricing from competitors and resellers, management of the company's and resellers' inventory levels, market acceptance of new products and pricing programs, competition in aftermarket supplies, difficulties or delays in software and information systems implementations, changes in a country's or region's political or economic conditions, production and supply difficulties including disruptions at important points of exit and entry, unforeseen cost impacts, increased investment to support product development, conflicts among sales channels, financial failure or loss of a key customer, reseller or supplier, currency fluctuations, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.